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                                                                  EXHIBIT 8

                                 LAW OFFICES
           Heiskell, Donelson, Bearman, Adams, Williams & Caldwell
                          A Professional Corporation
                  Twentieth Floor.  First Tennessee Building
                              165 Madison Avenue
                          Memphis, Tennessee  38103
                                (901) 526-2000
                                  Facsimile
                                (901) 577-2303

                                  August 22, 1994


First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103

Re:  ACQUISITION OF EMERALD MORTGAGE COMPANY - FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:

        We have acted as counsel for First Tennessee National Corporation ("FTNC") in connection with the Stock Exchange Agreement dated as of June 15, 1994, and the amendments thereto (collectively, the "Agreement"), by and between FTNC, its wholly owned subsidiary, First Tennessee Bank National Association ("FTB"), Emerald Mortgage Company ("Mortgage Bank") and the five
(5) shareholders of Mortgage Bank ("Sellers"). The Agreement provides that the Sellers will transfer all of their issued and outstanding stock of Mortgage Bank to FTB in exchange for shares of FTNC Common Stock with a value equal to the Base Exchange Price ($7,800,000), plus or minus certain adjustments to be made at closing and also certain adjustments to be made within sixty (60) days after closing based on a Closing Date Balance Sheet and other documents as of the date of closing. The value of the FTNC Common Stock given in exchange for the common stock of Mortgage Bank will be determined based on the average of the closing price of the FTNC shares for the twenty (20) trading day period ending five (5) days before the Closing Date. No fractional shares of FTNC Common Stock will be issued in connection with the exchange. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which a Mortgage Bank shareholder would otherwise receive multiplied by the Closing Measurement Price of FTNC Common Stock as defined in the Agreement. This opinion is provided pursuant to the requirements of Item 4 of Form S-4 and Section 8.2(b) of the Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

        We have been provided with an Officer's Certificate dated July 8, 1994, in which officers of FTNC make certain representations on behalf of FTNC regarding the Acquisition, and we have been provided with a Certificate dated July 6, 1994, in which shareholders and officers of Mortgage Bank make certain representations on behalf of Mortgage Bank regarding the Acquisition (the "Certificates"). We assume those representations to be not only statements in the
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First Tennessee National Corporation
August 22, 1994
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signers' best information but also currently true statements of fact, and we rely thereon in rendering this opinion.

         In rendering the following opinion, we have considered the Agreement, the Certificates, applicable case law and applicable provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), and regulations adopted thereunder, and Revenue Rulings and Revenue Procedures published thereunder.

         Based on the foregoing, and assuming that the representations made in the Certificates also will be true as of the Closing Date of the Acquisition as defined in the Agreement, we are of the opinion that, upon consummation of the Acquisition in accordance with the terms and conditions of the Agreement, for federal income tax purposes:

         1.      The Acquisition will be a reorganization within the meaning of
                 Section 368(a) of the Code, and FTNC, FTB and Mortgage Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by Mortgage Bank, FTB or FTNC by reason of the Acquisition.

         3. No gain or loss will be recognized by the Sellers upon receipt of FTNC Common Stock in exchange for their Mortgage Bank common stock, except as described below with respect to Sellers who receive cash in lieu of fractional share interests in FTNC Common Stock.

         4. The basis of the FTNC Common Stock received by the Sellers who exchange Mortgage Bank common stock for FTNC Common Stock will be the same as the basis of the Mortgage Bank common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         5. The holding period of the FTNC Common Stock received by each Seller will include the period during which the Mortgage Bank common stock surrendered in exchange therefor was held, provided that such Mortgage Bank common stock was held by such Seller as a capital asset as of the Closing Date.
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First Tennessee National Corporation
August 22, 1994
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         6.      A Seller who receives cash in the Acquisition in lieu of a fractional share interest in FTNC Common Stock will be treated as having received cash in redemption of such fractional share interest. Provided that such Mortgage Bank common stock was held by such Seller as a capital asset as of the Closing Date, the receipt of such cash should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of such Seller's adjusted basis in the shares of Mortgage Bank common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of Mortgage Bank common stock for which cash is received is more than one (1) year.

         The shares of Mortgage Bank common stock referred to herein do not include any stock rights, rights or options to acquire Mortgage Bank common stock.

         Based on the foregoing assumptions, we are further of the opinion that no corporate income or excise tax will be imposed on Mortgage Bank, FTB or FTNC under the laws of the States of Washington or Tennessee by reason of the Acquisition.

         This opinion is limited to the effect of the income tax laws of the United States of America and the States of Washington and Tennessee, and we have expressed no opinion as to the laws of any jurisdiction other than the United States of America and these states. We have not considered the effects of the transaction on the stockholders of Mortgage Bank under the income tax laws of the states in which they reside, and we have not considered the effects on the transaction, if any, of sales and use taxes or any other state and local taxes except for corporate income or excise taxes. We express no opinion as to the federal income tax consequences of the exchange of Mortgage Bank shares by any individual who receives such shares as compensation and holds them at the Closing Date subject to any restriction related to employment.

         Changes to the Code, regulations, rulings thereunder, and changes by the courts and the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

         The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied upon by any other person or entity, or used for any other purpose. Unless a prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, and is not to be
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First Tennessee National Corporation
August 22, 1994
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filed with or furnished to any governmental agency or other entity or person, except as otherwise required by law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4, relating to the issuance of shares of FTNC Common Stock in the Acquisition, to be filed by FTNC with the Securities and Exchange Commission, and to all references to this firm in the Prospectus that is a part of the Registration Statement.

                                        Very truly yours,

                                        HEISKELL, DONELSON, BEARMAN,
                                        ADAMS, WILLIAMS & CALDWELL, P.C.


                                        By: William H. D. Fones, Jr.
                                            ---------------------------
                                                 A Member Thereof